Exhibit 1.1

EUDA HEALTH HOLDINGS LTD.

CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT

This CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of August 1, 2025, by and between EUDA HEALTH HOLDINGS LTD., a company organized under the laws of British Virgin Islands (the “Company”), and Indigo Capital LP, a limited partnership organized under the laws of the Cayman Islands (the “Purchaser”).

RECITALS

The Company desires to issue and sell, and the Purchaser desires to purchase, one or more convertible promissory notes in the amounts not to exceed in the aggregate US$10,000,000. Each such note shall be in substantially the form attached to this Agreement as Exhibit A (each, a “Note”), and each shall be convertible on the terms stated therein into newly-issued ordinary shares, no par value each, of the Company (“Ordinary Shares”) . registered by the Company under the Company’s Registration Statement on Form F-3 filed with the United States Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on November 4, 2024 (File No. 333-282723) (the “Registration Statement”) ( the “Registered Ordinary Free Trading Shares”). Capitalized terms not otherwise defined herein have the meaning given them in the Note.

AGREEMENT

The parties hereby agree as follows:

1.	Purchase and Sale of Notes.

(a) Sale and Issuance of Notes. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at each Closing (as defined below) and the Company agrees to sell and issue to the Purchaser a Note in the amount requested by the Company in a Put Request (as defined below) that is accepted by the Purchaser, against which the Purchaser shall make an advance of monies to the Company each in the amount of the Purchase Price (as defined below) of any such Note (the “Advances”), and which shall be convertible to Registered Ordinary Free Trading Shares, all according to the terms of each such Note. Advances shall consist of a First Advance and one or more Subsequent Advances.

(b) First Advance. The First Advance shall be in the amount of US$1,000,000.00 against the purchase of a duly executed and delivered Note in accordance with this Agreement, and the Closing Date of the First Advance shall be as soon as practicable after the later of (i) the execution and delivery of this Agreement and a Note evidencing the First Advance by the Company, and (ii) the filing by the Company with the SEC and delivery to the Purchaser of a duly prepared prospectus supplement under the Registration Statement registering the issuance of Registered Ordinary Free Trading Shares to Purchaser upon conversion of the Notes, including the Note evidencing the First Advance, and identifying Purchaser as a selling shareholder thereunder (the “Prospectus Supplement”).

(c) Subsequent Advances. Each Subsequent Advance shall be in an amount as stated in a Put Request delivered by the Company, paid by the Purchaser as a Closing with respect to each such Advance, provided, however, that (i) the Company shall be under no obligation to make any Put Request at any time; (ii) the Purchaser may decline any Put Request for any reason or no reason, and shall not be under any obligation at any time to may any Subsequent Advance; (iii) if a Put Request is made and the Purchaser accepts it, Purchaser need not make any Subsequent Advance unless (1) the Company has executed and delivered a Note under this Agreement evidencing such Subsequent Advance, and (2) the Company has filed and delivered to Purchaser the Prospectus Supplement with respect to the issuance of Registered Ordinary Free Trading Shares to Purchaser upon conversion of such Note.

(d) Purchase. The Advance relating to each Note shall be the purchase price of each Note and shall be equal to ninety percent (90.00%) of the principal amount of the Note (the “Purchase Price”).

(e) Put Request. The Company may at any time deliver to the Purchaser a written request for a Subsequent Advance, which shall state (i) the amount such Subsequent Advance, and (ii) the Closing Date proposed, which shall not be less than ten (10) days business days after such delivery. Purchaser shall have five (5) business days to decline and/or refuse any Put Request. Unless so declined or refused, Purchaser shall fund the Subsequent Advance so requested, subject to and as provided for in this Agreement.

(f) Closing. Subject to the satisfaction (or written waiver) of the conditions set forth in Section 4 and Section 5 below, on each Closing Date (as defined below),

(i) the Company shall deliver to the Purchaser (1) the Note relating to the Advance that is the subject of such Closing Date, duly executed by the Company, and (2) the Prospectus Supplement; and

(ii) the Purchaser shall deliver or cause to be delivered, via wire transfer, to The Crone Law Group, acting as Escrow Agent for the Purchaser and the Company pursuant to that certain Escrow Agreement among them dated as of August 1, 2025, immediately available funds equal to the Purchase Price of the Note delivered by the Company, which funds are to be disbursed by said Escrow Agent in accordance with said Escrow Agreement.

The purchase and sale of any Note shall take place remotely by the electronic exchange among the parties and their counsel of all documents and deliverables required under this Agreement at 10:00 a.m., and (except for the First Advance) on the date so specified in the Put Request, or in such other manner or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the “Closing”, such date, the “Closing Date”).

(g) Transaction Costs. Purchaser shall deduct from the First Advance legal costs incurred by the Purchaser not exceeding $20,000 (collectively, “Transaction Costs”). There shall be no further legal costs incurred after the First Advance.

2.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that:

(a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b) Authorization. This Agreement, all Notes, and Registered Ordinary Free Trading Shares issuable upon conversion of the Note, have been duly authorized by the Company. This Agreement and all Notes, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited bylaws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Registered Ordinary Free Trading Shares. The Registration Statement is in full force and effect and the Company is aware of no facts or circumstances which reasonably would be expected, either presently or with the passage of time, to cause the Registration Statement to cease to be effective, it being the Company’s full intent that all Ordinary Shares issued by the Company upon conversion of all Notes shall be Registered Ordinary Free Trading Shares.

(d) Reservation of Ordinary Shares. The Company has reserved 5,000,000 Ordinary Shares for issuance upon full conversion of all Notes delivered and to be delivered under this Agreement. The number of Ordinary Shares so reserved shall be increased, from time to time, upon written instructions of the Purchaser as a condition of the Purchaser’s acceptance of any Put Request so long as there are sufficient authorized and unissued shares of the Company not otherwise reserved available to do so.

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(e) Irrevocable Instruction to Transfer Agent. The Company has duly instructed its transfer agent to facilitate the issuance of Registered Ordinary Free Trading Shares to the Purchaser upon conversion of Notes by executing and delivering an irrevocable instruction and transfer agreement substantially in the form annexed hereto as Exhibit B to its transfer agent, which its transfer agent has duly countersigned and delivered to the Company and to the Purchaser.

3.	Representations and Warranties of the Purchasers. The Purchaser hereby represents and warrants to the Company that:

(a) Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(b) Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Note to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Note. The Purchaser either has not been formed for the specific purpose of acquiring the Note, or each beneficial owner of equity securities of or equity interests in the Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(c) Knowledge; Financial Statements. The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Note. In particular, the Purchaser acknowledges that such Purchaser has reviewed the Company’s publicly filed information with the SEC and has made due inquiry of the Company and received satisfactory responses thereto.

(e) No Public Market. The Purchaser understands that no public market now exists for the Note, and that the Company has made no assurances that a public market will ever exist for the Note.

(f) Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g) Foreign Investors. If a Purchaser is not a United States person (as defined by Rule 902(k) under the Securities Act), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Note or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Note, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that maybe relevant to the purchase, holding, redemption, sale or transfer of the Note. Such Purchaser’s subscription and payment for, and his or her continued beneficial ownership of the Note, will not violate any applicable securities or other laws of the Purchaser’s jurisdiction. Such Purchaser also hereby represents that such Purchaser is not a “10-percent shareholder” as defined in Section 871(h) of the Internal Revenue Code of 1986, as amended.

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(h) Foreign Investment Regulations. The Purchaser represents that any consideration to be paid for Note pursuant to this Agreement does not derive from activity that is or was contrary to law or from a person or location that is or was the subject of a United States embargo or other economic sanction and that no consideration to be paid for the Note in accordance with this Agreement will provide the basis for liability for any person under United States anti-money laundering laws or economic sanctions laws. The Purchaser represents that neither such Purchaser nor any of its nominees or affiliates is on the specially designated OFAC list or similar European Union watchlist.

4.	Conditions of the Purchasers’ Obligations at Closing. The obligations of the Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Closing with respect to the First and any Subsequent Advance, of each of the following conditions, unless otherwise waived:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note and Warrant pursuant to this Agreement shall be obtained and effective as of the Closing.

(c) Registration Statement. The Company shall have filed and delivered to the Purchaser the Prospectus Supplement with respect to the Registered Free Trading Ordinary Shares issuable upon conversion of the Note to be delivered at the Closing.

5.	Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

(b) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note and Warrant pursuant to this Agreement shall be obtained and effective as of the Closing.

(c) Delivery of Form W-8 BEN or Form W-9. The Purchaser shall have completed and delivered to the Company a validly executed IRS Form W-8 BEN or IRS Form W-9, as applicable, establishing such Purchaser’s exemption from withholding tax.

(d) Registration Statement. The Registration Statement is in full force and effect and the Company is aware of no facts or circumstances which reasonably would be expected, either presently or with the passage of time, to cause the Registration Statement to cease to be effective.

6.	Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction except as maybe paid solely out of the Transaction Costs. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.	Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that none of the other Purchasers nor the respective controlling persons, officers, directors, partners, agents, or employees of such other Purchaser shall be liable for any action heretofore or hereafter taken or omitted to betaken by any of them in connection with the Note and Warrant.

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8.	Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of choice or conflicts of law.

(b) Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

(c) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and Purchaser.

(d) Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

(e) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy or by electronic signature duly verified (such as through DocuSign® or an equivalent facility) will have the same force and effect as execution of an original.

[Signatures on following page.]

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IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note Purchase Agreement to be executed by its officer thereunto duly authorized as of the date first above indicated.

EUDA Health Holdings Ltd.

By	/s/ Alfred Lim
Name:	Alfred Lim
Title:	CEO

AGREED TO AND ACCEPTED:

Indigo Capital LP

By	/s/ Christian Girodet
Name:	Christian Girodet
Title:	Director

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